                                                                      EXHIBIT 99

Company Press Release

ScanSource To Acquire The CTI Authority, Inc.

     GREENVILLE, S.C.--(BUSINESS WIRE)--Feb. 20, 1998--ScanSource, Inc. (NASDAQ:SCSC-news), an international distributor of specialty technology products, announced today that, through its Catalyst Telecom division, it has signed a letter of intent to acquire The CTI Authority, Inc., a wholesale distributor of computer telephony integration (CTI) products.

     With a sales office in Cranford, N.J., The CTI Authority's sales for the 12 months ended Dec. 31, 1997 were approximately $8.4 million (unaudited). The acquisition will be accounted for as a pooling of interests.

     "The CTI Authority is a leading U.S. distributor of computer telephony products, with a key focus on Dialogic. When combined with our lineup of business telephones, Catalyst will be in the forefront of the telephony distribution market," said Randy McDougald, Catalyst Telecom President. "After the merger, Sandra Rivera and Mike Stahl, owners of The CTI Authority, will be joining Catalyst as vice president of sales and merchandising, respectively."

     "We will now be better positioned to help resellers succeed in the computer telephony business by combining our knowledge of the CTI market with Catalyst Telecom's financial strength and logistics expertise," said Sandra Rivera, The CTI Authority President.

     ScanSource, Inc. is an international value-added distributor of specialty technologies, including automatic identification (auto ID) and point-of-sale
(POS) products, and - through its Catalyst Telecom division - telephony products. Serving only the value added reseller (VAR), ScanSource is committed to growing specialty technology markets by strengthening and enlarging the VAR channel. ScanSource's commitment to VARs includes offering a broad product selection, competitive pricing, fast delivery, technical support, sales training, customer financing and qualified leads. For more information, contact ScanSource, Inc., 6 Logue Court, Greenville, S.C. 29615, phone 864/288-2432. The toll-free sales telephone number is 800/944-2432.Web address: www.scansource.com.

Contact:

     ScanSource, Inc.
     Jeffery A. Bryson, Chief Financial Officer, 864/288-2432